Free Writing Prospectus dated February 19, 2020

Filed pursuant to Rule 433

Registration Statement No. 333-236494

Artisan Partners Asset Management Inc. Announces Offering of Class A Common Stock

Milwaukee, WI – February 19, 2020 – Artisan Partners Asset Management Inc. (NYSE: APAM) (the “Company” or “Artisan Partners”) is announcing today that it has agreed to sell 1,802,326 shares of the Company’s Class A common stock (representing approximately 2% of the firm’s outstanding equity) in an underwritten public offering.

The Company intends to use all of the net proceeds of the offering to purchase 1,802,326 common units of Artisan Partners Holdings LP, the Company’s direct subsidiary, from certain limited partners, including employee-partners, of Artisan Partners Holdings LP. The completion of this transaction will increase the Company’s public float of Class A common stock by 1,802,326 shares.

As of February 14, 2020, the Company’s assets under management totaled approximately $125.2 billion.

Citigroup is acting as the underwriter for the offering.

The offering is being made pursuant to an effective shelf registration statement on Form S-3 (File No. 333-236494). The offering may be made only by means of a prospectus supplement and the accompanying prospectus, copies of which may be obtained, when available, by sending a request to: Citigroup, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, or by calling 800-831-9146.

The Company has filed a registration statement including a prospectus with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the Company and this offering. You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Company, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request them by calling Citigroup at 800-831-9146.

This press release shall not constitute an offer to sell or the solicitation of any offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

ABOUT ARTISAN PARTNERS

Artisan Partners is a global investment management firm that provides a broad range of high value-added investment strategies to sophisticated clients around the world. Since 1994, the firm has been committed to attracting experienced, disciplined investment professionals to manage client assets. Artisan Partners’ autonomous investment teams oversee a diverse range of investment strategies across multiple asset classes. Strategies are offered through various investment vehicles to accommodate a broad range of client mandates.

FORWARD-LOOKING STATEMENTS AND OTHER DISCLOSURES

Certain statements in this release, and other written or oral statements made by or on behalf of the Company, are “forward-looking statements” within the meaning of the federal securities laws. Statements regarding future events and our future performance, as well as management’s current expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. These forward-looking statements are only predictions based on current expectations and projections about future events. These forward-looking statements are subject to a number of risks and uncertainties, and there are important factors that could cause actual results, level of activity, performance, actions or achievements to differ materially from the results, level of activity, performance, actions or achievements expressed or implied by the forward-looking statements.

These factors include: the loss of key investment professionals or senior management, adverse market or economic conditions, poor performance of our investment strategies, change in the legislative and regulatory environment in which we operate, operational or technical errors or other damage to our reputation and other factors disclosed in the Company’s filings with the SEC, including those factors listed under the caption entitled “Risk Factors” in Item 1A of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed with the SEC on February 18, 2020. The Company undertakes no obligation to update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

Artisan Partners Asset Management Inc.

Investor Relations Inquiries Makela Taphorn: 866.632.1770; 414.908.2176; ir@artisanpartners.com